Exhibit 10.8
American Midstream Partners, LP
Long-Term Incentive Plan
Grant of Phantom Units
Grantee: [•]
Grant Date: [•]
1.	Grant of Phantom Units. American Midstream GP, LLC (the “Company”) hereby grants to you [•] Phantom Units under the American Midstream Partners, LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall vest on the anniversary of the Grant Date as follows:

Anniversary of	Cumulative
Grant Date	Vested Percentage
prior to 1st anniversary	0%
on the 1st anniversary	25%
on the 2nd anniversary	50%
on the 3rd anniversary	75%
on and after the 4th anniversary	100%
3.	Events Occurring Prior to Full Vesting.
(a)	Death or Disability. If your employment with the Company terminates as a result of your death or Total and Permanent Disability, the Phantom Units then held by you automatically will become fully vested upon such termination. For purposes of this Agreement, your “Total and Permanent Disability” means that you are qualified for long-term disability benefits under the Company’s long-term disability plan or insurance policy; or, if no such plan or policy is then in existence or you are not eligible to participate in such plan or policy, that you, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, are unable to perform your duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee.

(b)	Other Terminations. If your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.
For purposes of this Paragraph 3, “employment with the Company” shall include being an Employee or a Director of the Company or an Affiliate.

4.	Payment. As soon as administratively practicable after the vesting of a Phantom Unit, but not later than seven days thereafter, you shall be paid a lump sum payment in cash equal to the Fair Market Value of one Unit as of the vesting date in settlement of such Phantom Unit; provided, however, the Committee may, in its sole discretion, direct that payment be made to you in the form of one Unit in lieu of cash. Prior to the consummation of any initial public offering of Units by the Partnership, if the Committee determines, in its sole discretion, to deliver Units in settlement of a vested Phantom Unit(s), you shall be required to execute, as a condition of delivery of such Units, a Unitholder’s agreement in a form approved by the Committee (the “Unitholder’s Agreement”). The Unitholder’s Agreement may contain (i) restrictions on your transfer and sale of such Units, (ii) obligations for you to sell such Units in connection with a sale of interests in the Partnership by the Company, AIM Midstream Holdings, LLC or their respective Affiliates and (iii) such other restrictions and obligations as the Committee determines, in its sole discretion, to impose, all of which will be applicable prior to the consummation of any initial public offering of Units by the Partnership. If you fail to execute such Unitholder’s Agreement within the deadline established by the Committee therefor, the vested Phantom Unit as to which such Unitholder’s Agreement was required will be cancelled without payment of any consideration therefor.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws and any restrictions set forth in a Unitholder’s Agreement, (ii) the Company may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.

7.	Withholding of Taxes. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. If you fail to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Units to be distributed to you under this Agreement) then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event. You may request that the Committee settle in cash, rather than in Units, a portion of any vested and payable Phantom Units to provide for the satisfaction of any tax withholding obligation resulting from such Phantom Units, and the Committee will not unreasonably withhold its approval or the Company’s performance of such request.

8.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.	Entire Agreement. Subject to the terms of any written employment or severance agreement between you and the Company in effect on your date of termination (the “Employment Agreement”) concerning the vesting of equity-based awards, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. To the extent such vesting terms of the Employment Agreement are more favorable to you than the vesting terms of this Agreement, the vesting terms of the Employment Agreement shall control.

12.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

13.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

American Midstream GP, LLC
By:
Brian F. Bierbach, President and CEO

Employee

[•]

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